Exhibit 5.1

May 30, 2014

Five Oaks Investment Corp.

641 Lexington Avenue

Suite 1432

100 Mulberry Street

New York, New York 10022

Re:	Current Report on Form 8-K

Ladies and Gentlemen:

We serve as special Maryland counsel to Five Oaks Investment Corp., a Maryland corporation (the “Company”), in connection with the offering from time to time (the “ATM Offering”) of shares of common stock, $0.01 par value per share (“Common Stock”), having a maximum aggregate offering price of up to $75,000,000 (the “Shares”) to or through each of BTIG LLC, Mitsubishi UFJ Securities (USA), Inc. and Keefe, Bruyette & Woods, Inc. (each, a “Manager”), pursuant to a Distribution Agency Agreement, dated May 30, 2014 (collectively, the “Agency Agreements”), by and among the Company, Oak Circle Capital Partners LLC, a Delaware limited liability company, and each Manager. This opinion is being provided at your request in connection with the filing of the Current Report on Form 8-K (the “Form 8-K”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.           The Agency Agreements, certified as of the date hereof by the Secretary of the Company;

2.           The Registration Statement on Form S-3 (No. 333-195499), as amended or supplemented to date, relating to the Shares, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective on May 8, 2014 (the “Registration Statement”), in the form in which it was filed with the Commission by the Company;

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3.           The base prospectus that forms a part of the Registration Statement, dated May 8, 2014 (the “Base Prospectus”), in the form in which it was filed with the Commission by the Company;

4.           The Base Prospectus, as supplemented by the prospectus supplement, dated May 30, 2014, relating to the Shares (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in the forms in which they were filed with the Commission by the Company;

5.           The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland;

6.           The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by the Secretary of the Company;

7.           The form of certificate representing the Shares, certified as of the date hereof by the Secretary of the Company;

8.           All resolutions adopted by the Board of Directors of the Company (or a duly authorized committee thereof) (the “Board”) relating to (a) the ATM Offering, (b) the authorization, execution and delivery of the Agency Agreements and the transactions contemplated thereby, and (c) the registration, sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

9.           A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

10.         A certificate executed by David Oston, Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

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3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations (including the Company’s) set forth therein are legal, valid and binding.

4.           All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5.           The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of Capital Stock (as defined in the Charter) contained in the Charter.

6.           Prior to the issuance of the Shares, the Board will adopt resolutions satisfying the requirements of Sections 2-203 and 2-208 of the Maryland General Corporation Law.

7.           The Company will issue the Shares in accordance with the resolutions of the Board and, prior to the issuance of any shares of Common Stock, the Company will have available for issuance, under the Charter, the requisite number of authorized but unissued shares of Common Stock.

8.           The Agency Agreements are valid and legally binding contracts that conform to the descriptions thereof set forth in the Prospectus.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, upon issuance and delivery of the Shares as contemplated by the resolutions of the Board and upon payment therefor, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

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This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
FOLEY & LARDNER LLP
/s/ Foley & Lardner LLP